Exhibit 23 (j)(i)(b) under Form N-1A
                                             Exhibit 99 under Item 601/ Reg. S-K




     Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Automated Treasury Cash Reserves in Post-Effective Amendment Number 85 to the Registration Statement (Form N-1A, No. 33-31602) of Automated Treasury Cash Reserves and to the incorporation by reference of our report, dated June 9, 2006, on Automated Treasury Cash Reserves (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2006.



                                          ERNST & YOUNG LLP


Boston, Massachusetts
June 26, 2006